EXHIBIT 4.7
PROMISSORY NOTE
June 5, 2008
     FOR VALUE RECEIVED, Canadian Solar Inc., a Canadian corporation (the “Borrower”), hereby promises to pay at any time on demand after September 30, 2008 to the order of Shawn (Xiaohua) Qu (the “Lender”), in lawful money of the United States of America in immediately available funds, at such location as the Lender shall from time to time designate, the principal amount of Thirty million US DOLLARS ($30,000,000), as such amount may be reduced by prepayments or repayments set forth in Schedule I hereto endorsed by the Lender. The Borrower promises to pay the Lender interest in like money on the unpaid principal amount of this Note in arrears on the first business day of each calendar month, beginning July 1, 2008, and on each principal or prepayment or repayment date. The applicable interest rate will be the average interest rate payable by the Borrower on its consolidated short-term loans to banks incorporated in the People’s Republic of China for the calendar month immediately prior to the interest payment date, as determined by the Borrower’s Chief Financial Officer, whose determination is conclusive and binding in the absence of manifest error.
     The Borrower may, at its discretion, prepay or repay the whole or any part of this Note without penalty or premium on each interest payment date.
     The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note. All payments under this Note shall be made without offset, counterclaim or deduction of any kind.
     THIS NOTE IS GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

CANADIAN SOLAR INC.
By:	/s/ Arthur Chien
	Name:	Arthur Chien
	Title:	CFO

Schedule of Repayments
The following repayments have been made under this Promissory Note:

Principal Amount
Date of Repayment	Amount of Repayment	outstanding after Repayment	Signature of Lender